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NAVARRE CORPORATION NAMES BRIAN BURKE
CHIEF OPERATING OFFICER
MINNEAPOLIS, MN — November 27, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia software products, today announced that it has named Brian Burke as Chief Operating Officer of Navarre Corporation, reporting to Cary L. Deacon, Chief Executive Officer. As Chief Operating Officer of Navarre Corporation Mr. Burke will oversee all publishing, licensing, distribution operations and sales and marketing activities for the Company. Mr. Burke was previously the President of the Company’s distribution business.
Cary Deacon, Chief Executive Officer of Navarre Corporation commented, “We are very pleased to have Brian expand his role in the Company as Navarre’s Chief Operating Officer. Brian’s industry knowledge and operations experience, as well as his customer insight make him an ideal fit. I look forward to working with Brian to achieve continued success for Navarre.”
Prior to leading the Company’s distribution business Mr. Burke, 37, held various executive positions within the Company, including Senior Vice President and General Manager of Navarre Distribution, and Vice President and General Manager of the Company’s Computer Products Division.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre licenses and publishes home entertainment and multimedia content through its Encore, BCI, and FUNimation subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount retailers, wholesale clubs, office and electronic superstores, military sales and e-tailers nationwide. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information is available at http://www.navarre.com.